Exhibit 99.1
Diodes Incorporated 2008 Annual Shareholders’ Meeting May 29, 2008
Dr. Keh-Shew Lu’s remarks
I would like to welcome everyone to Diodes’ 2008 Shareholder Meeting. I am Dr. Keh-Shew Lu, Diodes’ President and CEO. Before I start my remarks, I’d like to read the safe harbor statement regarding forward-looking statements.
Slide 1 — Safe Harbor Statement
My remarks this morning may contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions. Therefore, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities and Exchange Commission.
Slide 2 — About Diodes
Let me begin by providing a quick background on Diodes. Diodes is a leading manufacturer and supplier of high quality application specific standard products within the broad discrete and analog semiconductor markets, serving the computer, consumer electronics, communications, industrial and automotive industries. Our business objective is to consistently achieve profitable growth utilizing our innovative and cost effective semiconductor packaging technology. We have over 2200 employees and have 14 locations globally.
In terms of our growth rates during the period of 2003-2007, we have been able to achieve an impressive 5 year compound annual growth rate, or CAGR, of 28.2% per year revenue growth, 50.6% EPS growth and 45% Equity growth.
Slide 3 — 2007 Financial Results
In 2007, we continued to report strong results:
1.	Revenues were up 16.9 percent year over year to a record of 401.1 million.

2.	Gross profits were up 14.5 percent year over year to 130 million.

3.	Net income was up 23.9 percent year over year to a record 59.7 million.

4.	Earnings per share were $1.41 up 21.6 percent.
Slide 4 — Outperforming the industry
The strong financial results that we have achieved continue to outperform the industry. In 2007, our results were almost 4 times the growth rate of the overall discrete & analog industry.

And when you look at the period of 2003 through 2007, Diodes’ CAGR far exceeded that of the industry.
Slide 5 — Significant Market Opportunity
In terms of overall market opportunity, in 2007 the semiconductor market generated $256 billion dollars in revenue with an estimated CAGR of 7.1% between 2005 and 2010. Of that total in 2007, $36 billion represented revenues from analog market and $17 billion from discretes. We estimate Diodes’ SAM in each of these markets to be between $10-11 billion for analog and $5-6 billion for discrete. With Diodes current annual revenues of $401 million, this represents a significant market opportunity for the company in both of these markets. We believe that we will be able to further expand our share in these markets and achieve growth rates that exceed the industry by 2-3 times.
Slide 6 —Diodes’ Growth Strategy
The focus of Diodes’ growth strategy is to achieve profitable growth by extending our leadership position in the application specific standard products.
To achieve this, we will continue to:
(1) Expand our portfolio of standard function, and application specific products

(2) Differentiate our business with innovative and cost effective process and packaging technologies
(3) Expand our market share in high-growth end markets with short design cycles
(4) Leverage our existing customer base to drive additional product sales
(5) Introduce new products to drive future business
(6) Maintain cost leadership through highly efficient packaging and manufacturing
(7) Pursue selective strategic acquisitions -— as was evidenced by our recent announcement of the acquisition of Zetex plc, a UK listed public company.
Slide 7: A Winning Combination
Now let me spend some time discussing this transaction with you. We believe the acquisition of Zetex further enhances Diodes global leadership for discrete and analog solutions by creating a winning and unique combination. When looking at the strengths and expertise of each company, Diodes has:
1)	Cost efficient packaging capabilities, but most importantly, capacity

2)	Strong presence in Asia, and a

3)	Focus on the consumer, computing and communications markets

Zetex has:
1)	Strong proprietary wafer process and packaging technology

2)	A solid application and design team

3)	A strong presence in Europe, and a

4)	Focus on the industrial, communications and automotive markets
When combined, there are many synergies including:
1)	A broadened product portfolio to support customer base

2)	A wealth of manufacturing and operational synergies

3)	Increased geographic footprint and market segment diversification
Slide 8: Depth and Breadth of Products
From a product perspective, the combined companies offer a significant increase in the depth and breadth of product offerings. The royal blue represents Diodes’ products, the Orange represents Zetex’s products and the green represents the overlapping products, which is minimal relative to our individual product portfolios. Together, the combined portfolios are complementary and enhance the product offerings available to support both companies’ customers. As a result, we expect to realize significant cross-selling synergies, which will increase the combined company’s sales within our existing customer base.

Slide 9: End Market Diversification
In terms of end market diversification, Diodes’ focus on the high growth portable market segments of consumer, computing and communications represented 88% of our 2007 revenue, whereas Zetex has a 57% concentration in the industrial and automotive markets. When combined, our end markets are very complementary and result in greater market segment diversification, with the large majority still in high growth markets.
Slide 10: Improved Geographic Mix
In the same way, the transaction offers an expanded geographic footprint by combining Diodes 76% of 2007 revenues in Asia with Zetex’s 38% of revenues in Europe. The result is a 3 times increase in Europe as a percentage of revenues, which as we have stated on previous conference calls, is an area where we believe there will be significant revenue and growth opportunities in the coming year. Notably, at the same time that we are able to triple our European revenue base, we maintain our strong percentage of revenues in Asia.

Slide 11: Broad and Deep Customer Relationships
The world-class customer base from both companies can benefit from the broad product portfolio offered by the combined company. In addition, we believe there are complementary strengths and cross-selling synergies within a greatly expanded customer base. The opportunity this creates is quite compelling.
Slide 12: Efficient Manufacturing and Superior Processes
With these combined global facilities, we will be able to achieve manufacturing and operational synergies through Diodes’ efficient manufacturing and volume capacity, while leveraging Zetex’s process and packaging technologies.
Our flexible and optimized manufacturing process has resulted in low packaging costs and significant economies of scale. Packaging capacity in our China facilities has expanded from 3.4 billion production units in 2003 to in excess of 15 billion units in 2007, currently producing greater than 1.6 billion units per month.
Slide 13: Industry and Media Recognition
As a result of our strong performance, Diodes has been recognized by many of the leading financial and industry publications over the years. Most recently, Diodes was listed in Forbes as one of the top 25 fastest growing technology companies ranking 22nd based on our growth rate. In 2007,

Forbes also ranked Diodes 16th on the list of the 200 best small companies, and we ranked 2nd for EPS growth.
Slide 14: Investment Highlights
In conclusion, I believe there are several compelling reasons why Diodes remains a good investment for our shareholders.
1)	Our focus on application specific standard discrete and analog products

2)	Deep manufacturing and technical expertise

3)	Diverse, high-growth end markets

4)	Our broad customer base

5)	Management continuity

6)	Strong track record of growth and profitability
I want to thank all of our shareholders for your continued support. Although the overall market remains challenging, we believe our consistent track record of profitable growth and execution will continue our strong performance throughout the remainder of 2008.
Thank you.

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